EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)Registration Statements (Form S-3 Nos. 333-291225 and 333-291432) of CAMP4 Therapeutics Corporation,

(2)Registration Statement (Form S-8 No. 333-286172) pertaining to the CAMP4 Therapeutics Corporation 2024 Equity Incentive Plan and CAMP4 Therapeutics Corporation 2024 Employee Stock Purchase Plan, and

(3)Registration Statement (Form S-8 No. 333-282676) pertaining to the CAMP4 Therapeutics Corporation Amended and Restated 2016 Stock Option and Grant Plan, CAMP4 Therapeutics Corporation 2024 Equity Incentive Plan and CAMP4 Therapeutics Corporation 2024 Employee Stock Purchase Plan;

of our report dated March 5, 2026, with respect to the consolidated financial statements of CAMP4 Therapeutics Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Boston, Massachusetts March 5, 2026